Exhibit 99.1

December 2021

Year End Message from AgriFORCE Growing Systems CEO Ingo Mueller

As this year draws to a close and we begin to plan for the year ahead, it feels like a good time to reflect on the achievements of 2021 and share some of our plans for 2022.

Over the past year, we have seen a broad shift in expectations and consumer demand. Around the globe, people want to do business with companies that have a commitment to sustainability and environmentally responsible operational practices. They want to know where their food comes from; that it is free of herbicides, pesticides, and irradiation; and they want it to be nutritious and delicious. Our overarching strategy—which drives business through two key divisions (AgriFORCE Solutions and AgriFORCE Brands)—is not only innovative, effective, and comprehensive, it is also the right idea at the right time. We believe that our method—which is an integrated approach to AgTech, from seed to table—is what the world needs. And we’re ready to deliver it.

This year was a busy one at AgriFORCE—marked by our initial public offering (IPO) in July and followed by a great deal of work and some exceptional advancements that we have achieved as a publicly listed company.

Since our IPO, we made several important announcements that reflect the work that we have done over the past four years. Our goals are big and our focus is wide within the context of the agriculture industry. This is what this globally important sector requires to take on the immense challenges it is facing. It’s no longer good enough to address issues by reworking components or putting together disparate pieces like a puzzle. This doesn’t work. It’s time for an integrated approach—a defined method that addresses the weaknesses and threats at their source rather than just trying to tamp down the symptoms so we can squeak by with “good enough.” At AgriFORCE, we know that means a focus on farming from seed to table. That’s what our business model is based on, and our team has the expertise, experience, and commitment to execute and deliver on our lofty goal of disrupting this industry in a way that positively changes it at its very foundation. As importantly, we have the support of our bankers in our quest to make the world a better place.

In September, we signed a definitive agreement to acquire food production and processing intellectual property (IP) from Manna Nutritional Group (MNG). We are currently in the due diligence process of this acquisition and expect it to close in the coming months. This exciting IP is the foundation piece of the AgriFORCE Brands side of our business, which will showcase products through a new consumer brand that is set to be unveiled early in 2022. This IP, with an initial focus on the wheat process, has the potential to transform the soft-baked goods sector. Imagine being able to eat delicious food—like burger buns, muffins, and other pastries that are high in nutrition and fibre and low in carbs and sugar—and have it taste as good, if not better, than those baked with regular flour. This is done without adding or subtracting ingredients or genetically modifying the grain in any way. It uses what nature provided: the whole grain. Not only does it apply to wheat, where we will first focus, but also to a range of grains, pulses, and root vegetables. It’s like a dream come true. This is a game-changing IP that will allow us to revolutionize the way people think about food.

After putting this foundational piece for AgriFORCE Brands in place, we turned our focus to provide support to our disruptive solutions-based IP, to allow us to bring class-leading know-how to complement and drive our technology stack. As a result, we announced a binding letter of intent (LOI) to acquire a leading European agriculture/horticulture and AgTech consulting firm, with global operations, 200+ employees, and 2020 revenues of approximately US$26 million and EBITDA of approximately US$3 million. We are currently working through the due diligence process with this acquisition and expect to close, as scheduled, in the first quarter of 2022. The plan, moving forward, is that we will aggressively expand the business into the U.S., Canadian and Mexican markets where we see significant opportunity to grow the footprint of the business and to propel cross-selling throughout our Solutions business.

Finally, in December, we announced the signing of a definitive agreement with Humboldt Bliss in Barbados. This project represents a robust financial opportunity for AgriFORCE, and as importantly, the opportunity to explore additional prospects in Barbados and all of the Caribbean, for both the Solutions and the Brand areas of AgriFORCE.

As we move into 2022, you can expect continued achievements as we look to further expand our facility contracts, target additional companies for acquisitions to further develop our platform/technology stack, and launch our consumer product brand and initial wheat-based products. Going forward, we will focus on and expand our soon-to-be launched consumer brand with plans to target synergistic IP that will support our seed to table commitment of excellence.

As our shareholder, we want you to know that we will continue to regularly communicate with you and share our story. Our team, you—our shareholder—and our partners are our best ambassadors, and we are committed to keeping you up to date and engaged. In addition, we plan to actively participate in both investor conferences as well as one-on-one meetings with individual investors and institutional shareholders to make sure that you are informed and connected and that you have a clear understanding of our vision, strategy, and our medium- and near-term execution plans.

We are excited about 2022 because over the past year, we have seen so much of our vision come to life. We know that we will do even more in 2022 and we look forward to seeing how our achievements to-date will open doors or even more exciting acquisitions, deals, and contracts. We will continue to put in the work necessary to support the growth of opportunity for both the organic and M&A sides of our business.

Thank you for your trust in us and for being a part of the AgriFORCE community. I want to wish you and yours a merry holiday season and a safe and happy 2022.

Ingo Mueller, CEO